                                                                    Exhibit 99.1



                 GREAT LAKES ANNOUNCES 3Q '98 QUARTERLY RESULTS

 EPS from continuing operations up 17% before restructuring and special charges

                      Sales increase 10% versus prior year

WEST LAFAYETTE, Indiana--October 21, 1998--Great Lakes Chemical Corporation (NYSE:GLK) today reported a 17 percent increase in earnings per share from continuing operations for the 1998 third quarter before restructuring and other special charges. Earnings from continuing operations rose to $33 million, or $.56 per share, compared to the $29 million, or $.48 per share, reported in the third quarter of a year ago. Including the restructuring and special charges, earnings were $.02 per share. Sales grew 10 percent to $340 million. On the strength of six percent volume growth, sales in the quarter grew five percent from one year ago, excluding the effects of acquisitions.

     Great Lakes also reported it will implement a series of manufacturing consolidations, cost reductions and other restructuring steps to strengthen its competitive position and enhance its long-term growth prospects. The initiatives, to be implemented over the next 18 months, are expected to generate annual pretax savings of approximately $40 million and will result in a total pretax charge of $100 to $120 million. For those actions finalized in the third quarter, the company recognized a pretax charge of $48 million, or $.54 per share after taxes. The company is in the process of finalizing the remaining actions which will be reflected as a charge in the fourth quarter.

     The major components of the restructuring and special charge include:

      - Consolidating manufacturing operations, primarily in the company's Polymer Additives business unit.

      - Eliminating approximately 600 jobs over the next 18 months for a net reduction of 12 percent of the company's workforce.

      - Writing down or disposing of underperforming and nonstrategic assets and product lines.

      - Realigning sales offices and R&D facilities to move the company closer to its customers thereby enhancing customer interaction and delivering better technical support. This action leaves in tact the commercial and research teams necessary to accelerate new product introductions.


                                    - more -
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     Mark Bulriss, CEO and President of Great Lakes, commented, "The new management team is accelerating the pace of fundamentally altering how the company conducts its business around the world. We have within our reach the ability to attain greater cost efficiencies while driving growth by delivering enhanced customer value and creating market synergies. The measures announced today, when completed, will provide more efficient, low-cost production facilities and more focused sales, marketing and technical support around markets and customers."

     Regarding the company's performance for the third quarter, Bulriss noted that all groups within the Performance Chemicals business unit posted strong revenue gains, particularly fluorine products and fine chemicals. BioLab, our Water Treatment business unit, reported an eight percent revenue gain. Revenues for the Polymer Additives business unit were essentially flat with a year ago, excluding the effects of the Anzon acquisition, as volume gains were offset by pricing pressures in polymer stabilizers.

     The improved operating earnings in Performance Chemicals and Water Treatment were more than offset by the Energy Services and Products (OSCA) and Polymer Additives business units. Price erosion in polymer stabilizers and lower earnings from OSCA were the chief factors. OSCA's performance was inhibited due to several factors, including reduced drilling activity as a result of lower crude oil prices, and unfavorable weather conditions in the Gulf of Mexico, 19 days were lost due to hurricanes in the quarter.

     "Our plans for transforming Great Lakes, begun almost six months ago, are well underway. The need for the company to enhance its ability to compete, however, is even more compelling due to the realities of today's global economy. Given the significant challenges ahead, namely, continued slowdown in drilling activity, pricing pressure in polymer stabilizers and an acceleration of Y2K and ERP (Enterprise Resource Planning) efforts, we anticipate that fourth quarter earnings from continuing operations excluding restructuring and special charges will be essentially flat to down slightly compared with the prior year quarter.

     I'm confident the company today will emerge leaner, faster and more focused as a result of the restructuring activities announced today," Bulriss concluded. "The savings we generate will provide earnings momentum in 1999 even if market conditions weaken. As a result of the steps announced today Great Lakes is better positioned to meet its most important goal of delivering superior shareholder returns, sustainable over the long-term."

     For the nine months ended September 30, 1998, sales rose to $1,077 million, or 9 percent higher than the $986 million posted for the nine months of 1997. Net income, from continuing operations, excluding the effects of restructuring and special charges recorded in the first and third quarters (management transition - $.19 per share and restructuring and special charges - $.54 per share, respectively), amounted to $99 million, or $1.68 per share, compared with $88 million, or $1.46 per share, earned in the corresponding period last year. Including restructuring and special charges, net income from continuing operations for the nine months was $56 million, or $.95 per share.


                                    - more -

     This report contains forward-looking statements involving risks and uncertainties that affect the company's operations as discussed in Great Lakes Chemical Corporation's Annual Report on Form 10-K filed with the Securities and Exchange Commission. Accordingly, there is no assurance the company's expectations will be realized.

     Great Lakes Chemical Corporation is the world's leading producer of certain specialty chemicals for such applications as flame retardants, polymer stabilizers, fire extinguishants, water treatment, as well as a growing line of performance and fine chemicals for the life sciences industry. The stock of the company is traded on the New York Stock Exchange.


                                #      #      #


FOR MORE INFORMATION:  Jeff Potrzebowski - Analysts
                              Greg Griffith - Media
                                     (765) 497-6218

GREAT LAKES CHEMICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
---------------------------------
(millions, except per share data)

                                                                      For the Three Months                 For the Nine Months
                                                                       Ended September 30                  Ended September 30
                                                                     ----------------------               ---------------------
                                                                   1998                    1997         1998              1997
                                                                --------                 -------      --------           -------

Net Sales                                                       $  340.5                 $ 309.6      $1,077.1            $985.6
Operating Expenses
 Cost of products sold                                             249.8                   220.5         777.7             705.1
 Selling, administrative and research expenses                      48.2                    42.2         149.1             132.5
 Restructuring and special charges                                  48.3                       -          63.8                 -
                                                                --------                 -------      --------            ------
 Total operating expenses                                          346.3                   262.7         990.6             837.6
                                                                --------                 -------      --------            ------
Operating Income                                                    (5.8)                   46.9          86.5             148.0
Interest and Other Income                                           12.3                     8.4          28.5              20.8
Interest and Other Expenses                                          4.8                    10.2          28.2              30.8
                                                                --------                 -------      --------            ------
Income from Continuing Operations before Income Taxes                1.7                    45.1          86.8             138.0
Income Taxes                                                         0.5                    16.0          30.4              49.5
                                                                --------                 -------      --------            ------
Net Income from Continuing Operations                                1.2                    29.1          56.4              88.5
Net Income from Discontinued Operations                                -                    29.7          32.6              85.6
                                                                --------                 -------      --------            ------
Total Net Income                                                $    1.2                 $  58.8      $   89.0            $174.1
                                                                ========                 =======      ========            ======
Diluted Earnings per Share:
 From Continuing Operations                                     $   0.02                 $  0.48      $   0.95            $ 1.46
 From Discontinued Operations                                          -                    0.50          0.55              1.42
                                                                --------                 -------      --------            ------
Total Earnings per Share                                        $   0.02                 $  0.98      $   1.50            $ 2.88
                                                                ========                 =======      ========            ======
Average Shares Outstanding                                          59.2                    60.1          59.3              60.4

================================================================================================================================

Business Unit Net Sales                                                For the Three Months                 For the Nine Months
-----------------------                                                Ended September 30                   Ended September 30
                                                                      ----------------------               ---------------------
                                                                  1998                    1997          1998               1997
                                                                --------                --------      --------            ------
Polymer Additives                                               $  139.2                 $ 126.0      $  437.6            $397.8
Performance Chemicals                                               83.6                    68.4         232.6             204.5
Water Treatment                                                     94.3                    87.3         318.5             293.1
Energy Services and Products                                        24.3                    26.1          90.8              83.0
Eliminations and Other                                              (0.9)                    1.8          (2.4)              7.2
                                                                --------                 -------      --------            ------
Net Sales of Continuing Operations                              $  340.5                 $ 309.6      $1,077.1            $985.6
                                                                ========                 =======      ========            ======
